Exhibit 99.1

News Release

Commercial Metals Company Announces Completion of Redemption of 2027 Notes

IRVING, Texas, February 15, 2022 /PR Newswire/ – Commercial Metals Company (NYSE: CMC) (“CMC”) announced today that it has redeemed all of its outstanding 5.375% Senior Notes due 2027 (the “2027 Notes”). As a result of the completion of the redemption, none of the 2027 Notes remain outstanding. The aggregate redemption price was approximately $314.9 million, including approximately $1.3 million in accrued but unpaid interest. CMC financed the redemption with a portion of the proceeds from its recently completed offering of $600 million in aggregate principal amount of senior notes in two tranches.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, and provide related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland.

SOURCE: Commercial Metals Company